Exhibit 99.(e)(3)

Financial Investors Trust

Distribution Agreement

Dated September 30, 2005

Schedule A

As Amended November 13, 2006

Prime Money Market Fund

U.S. Treasury Money Market Fund

U.S. Government Money Market Fund

/s/ Erin E. Douglas	/s/ Jeremy O. May
Erin E. Douglas	Jeremy O. May
Secretary	Managing Director
Financial Investors Trust	ALPS Distributors, Inc.